Exhibit 10.14

TRINITY INDUSTRIES, INC.
DIRECTOR COMPENSATION
Summary Sheet as of December 10, 2020

On December 10, 2020, the Board of Directors approved the following compensation for non-employee directors, effective in 2021:

•Board member annual retainer – $70,000
•Annual equity compensation – $130,000, using a date of grant share price as the basis for awards, with a minimum vesting period of one year
•Independent Chairman of the Board – annual retainer of $125,000, to be paid in cash and/or equity, as selected by the Chair
•Chairs of the Audit Committee and Human Resources Committee – annual retainer of $20,000
•Chairs of Corporate Governance and Risk Committee and Finance and Risk Committee – annual retainer of $15,000
•Board meeting fee – $2,000 for each meeting attended
•Committee members – $2,000 for each meeting attended
•Ad hoc or special assignment work performed for or at the request of the Chairman or Chief Executive Officer and President – $2,000 per day